Exhibit 99.1

NEWS RELEASE

Public Relations:

Mike Silverman

AMD Public Relations

(512) 602-3781

michael.silverman@amd.com

Investor Relations:

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Appoints Ahmed Yahia Al Idrissi to Board of Directors

SUNNYVALE, Calif. — Nov 8, 2012 — AMD (NYSE: AMD) announced today that Ahmed Yahia Al Idrissi has been appointed to the company’s board of directors as a second representative of Mubadala Development Company. Yahia currently serves as executive director of Mubadala Industry, where he is responsible for Mubadala’s growing industrial portfolio, including metals, mining, utilities, and advanced materials and products. Prior to joining Mubadala, Yahia was a partner at McKinsey & Company where he co-led the firm’s Principal Investor practice. He was also the managing partner of McKinsey’s Abu Dhabi practice.

“Ahmed’s years of success at McKinsey, his responsibilities as part of the senior executive management team at Mubadala and his extensive experience with a number of different boards make him an excellent addition to AMD’s board of directors,” said Bruce Claflin, AMD’s chairman of the board.

Yahia holds a number of board positions, including Emirates Aluminum, Guinea Alumina Corporation, National District Cooling Company (Tabreed), SMN Power Holding Company SAOG, SMN Barka Power Company, Al Rusail Power Company, and Jiangsu Suyadi Tancai Company. He holds Masters of Science degrees from the Massachusetts Institute of Technology (MIT) in Mechanical Engineering/Product Strategy and an engineer’s degree from Ecole Centrale Paris. While at MIT, he received the J. William Fulbright Foreign Scholarship Board award for academic excellence.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on

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driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.

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